Exhibit 11



                                    IRON MOUNTAIN INCORPORATED
                         STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                           (Amounts in Thousands except Per Share Data)

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

                                               Three Months Ended            Six Months Ended
                                                    June 30,                     June 30,
                                           ---------------------------- ---------------------------
                                               1995           1996          1995          1996
                                           -------------- ------------- ------------- -------------


Net income (loss) applicable to common
  stockholders                             $    (259)       $    411    $    (533)     $    417
                                           =========        ========    =========      ========

Weighted Average Shares:

  Common Stock - Voting                           --           9,627           --         7,987
  Common Stock - Non-voting                       --             500           --           415
  Class A Common Stock                            34              --           31             8
  Series A1 Preferred Stock                      988              --          988            22
  Series A2 Preferred Stock                    1,947              --        1,961           330
  Series A3 Preferred Stock                       --              --           --           146
  Series C  Preferred Stock                    4,810              --        4,810           819
                                           ---------        --------    ---------      --------

Weighted average shares outstanding            7,779          10,127        7,790         9,727

Dilutive effect of stock options
  considered common stock equivalents
  computed under the treasury stock
  method using the average price                  --             209           --           172
                                           ---------        --------    ---------      --------

Weighted average common and common
  equivalent shares outstanding                7,779          10,336        7,790         9,899
                                           =========        ========    =========      ========

Net income (loss) per common and common
  equivalent share                         $  (0.03)            0.04       (0.07)          0.04
                                           =========        ========    =========      ========
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